Preformed Line Products Announces Financial Results for the Fourth Quarter and Full Year 2010

MAYFIELD VILLAGE, Ohio, March 10, 2011 /PRNewswire/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the fourth quarter and the full year 2010.

Net income for the quarter ended December 31, 2010 was $6,006,000, or $1.13 per diluted share, compared to $10,731,000, or $1.99 per diluted share, for the comparable period in 2009.  Net income in 2009 includes a $9,087,000 gain realized from the acquisition of the Dulmison business and after tax costs related to the acquisition of $3,179,000.   Net sales in the fourth quarter of 2010 increased 34% to $93,318,000 compared to $69,812,000 in the fourth quarter of 2009.

Currency exchange rates had a positive impact on 2010 fourth quarter net income of $250,000 and on net sales of $1,766,000.

Net income for the year ended December 31, 2010 was $23,113,000, or $4.33 per diluted share, compared to $23,357,000, or $4.35 per diluted share in 2009.  Net sales for 2010 increased 32% to $338,305,000 compared to $257,206,000 in 2009.

Currency exchange rates had a positive impact on 2010 net income of $1,114,000 and on net sales of $14,076,000.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "I am proud of our team for their worldwide dedication to the integration of the Dulmison business, which we acquired in December 2009.  Their success in implementing this acquisition was a major reason we accomplished record sales and net income from our operations in 2010.  Our fourth quarter earnings from operations were the strongest in the Company's history.  Going forward, we expect that the manufacturing leverage provided by this acquisition will assist in partially offsetting sharply increasing commodity pricing worldwide."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina.  The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Indonesia, Malaysia, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements.  Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2009 Annual Report on Form 10-K filed with the SEC on March 15, 2010 and subsequent filings with the SEC.  The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended December 31,		Twelve month periods ended December 31,
	2010	2009	2010	2009

Net sales	$ 93,318	$ 69,812	$ 338,305	$ 257,206
Cost of products sold	64,253	48,086	230,089	172,438
GROSS PROFIT	29,065	21,726	108,216	84,768

Costs and expenses
Selling	8,302	6,062	29,520	22,702
General and administrative	10,865	10,961	39,865	33,993
Research and engineering	3,566	2,585	12,040	9,216
Other operating expense (income)	(944)	(244)	(1,689)	(603)
	21,789	19,364	79,736	65,308

OPERATING INCOME	7,276	2,362	28,480	19,460

Other income (expense)
Interest income	113	73	374	380
Interest expense	(191)	(154)	(649)	(523)
Other income	213	9,293	1,978	10,276
	135	9,212	1,703	10,133

INCOME BEFORE INCOME TAXES	7,411	11,574	30,183	29,593

Income taxes	1,415	1,259	7,175	6,760

NET INCOME	5,996	10,315	23,008	22,833

Less net (loss) attributable to noncontrolling interests, net of tax	(10)	(416)	(105)	(524)

NET INCOME ATTRIBUTABLE TO PLPC	$ 6,006	$ 10,731	$ 23,113	$ 23,357

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.15	$ 2.05	$ 4.41	$ 4.46

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.13	$ 1.99	$ 4.33	$ 4.35

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.80	$ 0.80

Weighted-average number of shares outstanding - basic	5,225	5,238	5,242	5,232

Weighted-average number of shares outstanding - diluted	5,319	5,387	5,335	5,366

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
Thousands of dollars, except share and per share data	2010	2009

ASSETS
Cash and cash equivalents	$ 22,655	$ 24,097
Accounts receivable, less allowances of $1,213 ($995 in 2009)	56,102	49,245
Inventories - net	73,121	56,036
Deferred income taxes	4,784	2,737
Prepaids	9,069	4,263
Other current assets	1,611	2,062
TOTAL CURRENT ASSETS	167,342	138,440

Property and equipment - net	76,266	67,766
Other intangibles - net	12,735	8,087
Goodwill	12,346	6,925
Deferred income taxes	3,615	4,877
Other assets	8,675	9,277

TOTAL ASSETS	$ 280,979	$ 235,372

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 1,246	$ 3,181
Current portion of long-term debt	1,276	1,330
Trade accounts payable	27,001	18,764
Accrued compensation and amounts withheld from employees	9,848	8,345
Accrued expenses and other liabilities	17,187	14,720
TOTAL CURRENT LIABILITIES	56,558	46,340

Long-term debt, less current portion	9,374	3,099
Other noncurrent liabilities and deferred income taxes	19,582	15,112

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,270,977 and 5,248,298 issued and outstanding, net of 586,746 and 554,059 treasury shares at par, respectively	10,542	10,497

Common shares issued to Rabbi Trust	(1,200)	-
Paid in capital	8,748	5,885
Retained earnings	184,060	165,953
Accumulated other comprehensive loss	(6,010)	(11,369)
TOTAL PLPC SHAREHOLDERS' EQUITY	196,140	170,966
Noncontrolling interest	(675)	(145)
TOTAL SHAREHOLDERS' EQUITY	195,465	170,821

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 280,979	$ 235,372

CONTACT: Eric R. Graef, Preformed Line Products, +1-440-473-9249